Exhibit 20.02- Press release No. 2

DataMEG Corp. ReAffirms 10% Dividend Distribution Date

May 29, 2003 - Boston, MA - DataMEG Corp. (OTCBB:DTMG) announced today that the date for their planned 10% stock dividend distribution, set for June 9, 2003, has been affirmed to go as planned. The Company stated that the dividend distribution date is solid and will not be subject to change.

The dividend will be paid to DTMG shareholders of record at the market close on January 6, 2003.

For further information about this release and the business of DataMEG Corp., contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-631-8127.

For further information about Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.